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                                                                     EXHIBIT 8.1

                                 WINSTEAD
Suite 800                        SECHREST            (512) 474-4330
100 Congress Avenue              & MINICK            Telecopier (512) 370-2850
Austin, Texas 78701     A Professional Corporation
                          Attorneys & Counselors     CARY FERCHILL
DALLAS HOUSTON AUSTIN                                Direct Dial: (512) 370-2844
MEXICO CITY                                          cferchill@winstead.com





                               September 17, 1998

Classic Communications, Inc.
515 Congress Avenue, Suite 2626
Austin, Texas  78701

Gentlemen:

         We have acted as counsel in connection with the transactions described in the Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), on September 17, 1998, by Classic Communications, Inc., a Delaware corporation (the "Company"), and described in the Company's Offer to Exchange 13 1/4% Senior Discount Notes due 2009 (the "New Notes") for all outstanding 13 1/4% Senior Discount Notes due 2009 (the "Old Notes") set forth in the Prospectus (the "Prospectus") contained within the Registration Statement. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed thereto in the Registration Statement.

         Our opinion is based on an examination of the Registration Statement, the Prospectus, and such other documents, corporate records and materials as we have deemed necessary or appropriate for the purposes of this opinion. We assume that all transactions relating to the exchange pursuant to the Exchange Offer will be carried out in accordance with the terms of the governing documents without any amendments thereto or waiver of any terms thereof, and that such documents represent the entire agreement of the parties thereto. We understand the relevant facts to be as follows:

         The Old Notes were originally issued and sold on July 29, 1998 in a transaction not registered under the Securities Act, in reliance upon the exemptions provided in Rule 144A under the Securities Act. Accordingly, the Old Notes are generally subject to substantial transfer restrictions unless such notes are registered pursuant to the Securities Act or unless an applicable exemption from the registration requirements of the Securities Act is available. Pursuant to an Exchange and Registration Rights Agreement dated as of July 29, 1998 (the "Registration Rights Agreement") between the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as initial purchaser (the "Initial Purchaser"), with respect to the Old Notes, the Company agreed to file within 60 days of the original issuance of the Old Notes to the Initial Purchaser (the "Issuance Date") the registered Exchange Offer pursuant to which holders of the Old Notes would receive, in exchange, the New Notes, which would be issued without legends restricting the transfer thereof and use its best efforts to cause such filing to become effective within 150 days after the Issuance Date. Failure of the Company to comply with the requirements of the Registration Rights Agreement results in an increase of one-quarter of one percent per annum in the interest rate borne by the Old Notes. The New Notes will not be subject to such provisions. In general, the New Notes will be


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Classic Communications, Inc.
September 17, 1998
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freely transferable after the Exchange Offer without further registration under the Securities Act. Except as noted above, the terms of the New Notes are identical to those of the Old Notes.

         Based on the foregoing and subject to the assumptions, qualifications and limitations contained herein, we hereby confirm that the statements set forth in the Prospectus under the heading "Certain United States Federal Income Tax Consequences" constitutes our opinion with respect to the material United States Federal income tax consequences of the exchange pursuant to the Exchange Offer, and the ownership and disposition of the Old Notes or the New Notes by holders who hold such notes as capital assets. The possibility exists that contrary positions may be taken by the Internal Revenue Service and that a court may agree with such contrary position.

         The foregoing opinion is specific to the transactions and the documents referred to herein, and is based upon the facts known to us as of the date hereof.

         The foregoing opinion is predicated upon the Internal Revenue Code, the regulations thereunder, the administrative and judicial interpretations of the Internal Revenue Code and regulations, in each case as in effect on the date hereof. Any change in applicable law or in any of the facts or other assumptions upon which we have relied, may adversely affect such opinion.

         We hereby consent to the filing with the Securities and Exchange Commission of this opinion as an exhibit to Classic Communications, Inc.'s Registration Statement on Form S-4 relating to the exchange of the Old Notes for the New Notes and to the reference to our firm under the heading "Legal Matters" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                   Very truly yours,

                                   WINSTEAD SECHREST & MINICK P.C.



                                   By:   /s/ CARY FERCHILL
                                       -----------------------------------------
                                            Cary Ferchill, Shareholder